Exhibit 99.1

Trio-Tech Fiscal 2005 First Quarter Net Income Increased
to $0.08 Per Share Versus A Loss of $0.09 Per Share
As Revenue Increased 104%

Total Backlog Increased to $12.6 Million From $5.6 Million

     Van Nuys, CA, — November 12, 2004 — Trio-Tech International (AMEX:TRT) today announced substantially improved net income for the first quarter of fiscal 2005 compared to the prior year on a 104% increase in revenue. The company also announced that overall backlog at the end of the fiscal 2005 first quarter more than doubled compared to backlog at the end of the first quarter of fiscal 2004.

     Net income for the three months ended September 30, 2004 increased to $237,000 from a net loss of $265,000 for the first quarter of fiscal 2004. For the first quarter of 2005, earnings per diluted share was $0.08, compared to a net loss of $0.09 for the same period last year. Revenue for this year’s first quarter increased 104% to $7,851,000 from $3,850,000 for the same period of the prior year, the result of higher sales in each of the company’s operating segments.

     Total backlog at September 30, 2004 increased to $12,567,000 from $5,602,000 at September 30, 2003. Testing Services backlog increased to $7,980,000 from $4,051,000, Manufacturing backlog increased to $2,945,000 from $1,145,000, and Distribution backlog increased to $1,643,000 from $405,000.

     Shareholders’ equity rose to $9,299,000 at the end of the fiscal 2005 first quarter from $9,024,000 at the end of fiscal 2004. Cash and short-term deposits decreased to $5,871,000 at September 30, 2004 from $7,006,000 at June 30, 2004, primarily because of scheduled payments for the company’s previously announced acquisition of the semiconductor burn-in division in Malaysia.

Operations Review

     Manufacturing segment revenue increased to $3,978,000 for this fiscal year’s first quarter from $906,000 for the first quarter of fiscal 2004, as the company converted the unusually high backlog at the end of last fiscal year into sales during the period. Sales of the company’s burn-in systems and burn-in boards were especially strong during this year’s first quarter. However, since Singapore Manufacturing backlog at September 30, 2004 was lower than that of June 30, 2004, sales for this operation are expected to slow down in the second quarter of fiscal 2005.

     Distribution segment revenue increased to $979,000 for the first quarter of fiscal 2005 from $660,000 in the same period last year. This was attributable to increased demand for vibration equipment, chambers and wafer fabrication equipment.

(more)

Trio-Tech Fiscal 2005 First Quarter Net Income Increased to $0.08 Per Share
Versus A Loss of $0.09 Per Share As Revenue Increased 104%
November 12, 2004
Page Two

     Testing Services revenue rose to $2,894,000 for this year’s first quarter from $2,284,000 for the first quarter of fiscal 2004. The recently acquired burn-in division in Malaysia contributed revenue of approximately $500,000 for this year’s first quarter, with the remainder of the increase representing higher burn-in volumes of a customer’s new semiconductor device that more than offset lower volumes of older semiconductor products.

     “Trio-Tech benefitted during the first quarter from stronger demand for our products and services, especially in the Asian market. Also important is that we continued to manage our costs carefully, especially our materials costs, and maintained low overhead expenses,” said President and Chief Executive Officer S.W. Yong.

     Yong added, “The increase in backlog is a positive sign, but our industry remains highly competitive with short lead times and continuing intense pricing pressure. In an effort to protect the company from these uncertainties, we have intensified our marketing efforts in each of our business segments, and expanded and upgraded our burn-in technology to enhance our competitive position and protect our market share. At the same time, we are exploring how we can use our technologies, manufacturing and service expertise, and customer relationships to enter new markets with attractive growth potential.”

About Trio-Tech

     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

#3734

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2004	2003
NET SALES
PRODUCT SALES	$4,957	$1,566
SERVICES	2,894	2,284

	7,851	$3,850

COST OF SALES
COST OF GOODS SOLD	4,066	1,342
COSTS OF SERVICE RENDERED	1,876	1,583

	5,942	2,925

GROSS PROFIT	1,909	925
OPERATING EXPENSES:
General and administrative	1,295	983
Selling	269	205
Research and development	33	32
Impairment Loss	1	—
Loss on disposal of property, plant and equipment	—	4

Total	1,598	1,224

INCOME (LOSS) FROM OPERATIONS	311	(299)
OTHER INCOME (EXPENSE)
Interest expense	(35)	(35)
Other income	85	138

Total	50	103

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	361	(196)
INCOME TAXES	111	15

INCOME (LOSS) BEFORE MINORITY INTEREST	250	(211)
MINORITY INTEREST	(13)	(54)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHARES	237	(265)

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized loss on investment	—	(45)
Foreign currency translation adjustment	38	131

COMPREHENSIVE INCOME (LOSS)	$275	$(179)

EARNINGS (LOSS) PER SHARE, Basic and Diluted
Basic	$0.08	(0.09)

Diluted	$0.08	(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING
Basic	2,965	2,928
Diluted	3,009	2,928

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT NUMBER OF SHARES)

	(Unaudited)
	Sep. 30,	Jun. 30,
ASSETS	2004	2004
CURRENT ASSETS:
Cash	$1,434	$1,357
Short-term deposits	4,437	5,649
Trade accounts receivable, net	4,469	3,695
Other receivables	460	583
Inventories, net	1,778	1,409
Prepaid expenses and other current assets	166	105

Total current assets	12,744	12,798
PROPERTY, PLANT AND EQUIPMENT, Net	6,316	5,202
OTHER INTANGIBLE ASSETS, Net	458	—

TOTAL ASSETS	$19,518	$18,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$148	$146
Accounts payable	2,734	2,316
Accrued expenses	2,832	2,166
Income taxes payable	87	49
Current portion of notes payable	607	506
Current portion of capitalized leases	252	246

Total current liabilities	6,660	5,429

NOTES PAYABLE, net of current portion	615	583
CAPITALIZED LEASES, net of current portion	148	210
DEFERRED INCOME TAXES	671	644

TOTAL LIABILITIES	8,094	6,866

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	2,125	2,110
SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized; 2,964,542 shares issued and outstanding	9,527	9,527
Paid-in capital	284	284
Accumulated deficit	(282)	(519)
Accumulated other comprehensive loss-translation adjustments	(230)	(268)

Total shareholders’ equity	9,299	9,024

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,518	$18,000